Exhibit 10.1

EXECUTION COPY

U.S. $2,000,000,000

AMENDED AND RESTATED THREE YEAR CREDIT AGREEMENT

Dated as of December 9, 2010

Among

OMNICOM FINANCE INC.
OMNICOM CAPITAL INC.
and
OMNICOM FINANCE PLC
as Borrowers

OMNICOM GROUP INC.
as Guarantor

THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders

CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Lead Arrangers and Book Managers

JPMORGAN CHASE BANK, N.A.
and
BANK OF AMERICA, N.A.
as Syndication Agents

     HSBC BANK USA, NATIONAL ASSOCIATION.
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH
as Documentation Agents

and

CITIBANK, N.A.
as Administrative Agent

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i
Omnicom: Three Year Credit Agreement

Omnicom: Three Year Credit Agreement

Omnicom: Three Year Credit Agreement

Schedules
Schedule I - List of Applicable Lending Offices
Schedule 2.01(b) – Existing Letters of Credit
Schedule 3.01(b) - Disclosed Litigation
Schedule 5.02(a) - Existing Liens
Schedule 5.02(d) - Existing Debt

Exhibits
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of New York Counsel for the Loan Parties
Exhibit D-2	-	Form of Opinion of English Counsel for OFP

Omnicom: Three Year Credit Agreement

AMENDED AND RESTATED THREE YEAR CREDIT AGREEMENT

Dated as of December 9, 2010

     OMNICOM FINANCE INC., a Delaware corporation (“OFI”), OMNICOM CAPITAL INC., a Connecticut corporation (“OCI”), and OMNICOM FINANCE PLC, a corporation organized under the laws of England and Wales (“OFP”; OFI, OCI and OFP are each a “Borrower” and collectively, the “Borrowers”), OMNICOM GROUP INC., a New York corporation (the “Guarantor”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as lead arrangers and book managers, JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A., as syndication agents, HSBC BANK USA, NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION and BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH, as documentation agents, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

     PRELIMINARY STATEMENT. The Borrowers, the Guarantor, the lenders parties thereto and Citibank, as agent, are parties to an Amended and Restated Five Year Credit Agreement dated as of June 23, 2006 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Borrowers, the Guarantor, the lenders parties hereto and Citibank, as Agent, desire to amend and restate the Existing Credit Agreement as herein set forth.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Advance” means an advance by an Issuing Bank or a Lender pursuant to Section 2.03(c) or by a Lender to a Borrower as part of a Borrowing pursuant to Section 2.01 and may refer to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).

     “Affiliate” means, as to any Person, any other Person (other than an individual) that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that, for purposes of Section 5.01(h), an Affiliate of a Borrower shall include any Person that (x) is a director or officer of such Person or (y) has the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

     “Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Borrowers and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrowers and the Lenders for such purpose.

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

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     “Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 A+ or A1 or above	0.875%	0.000%
Level 2 A or A2	0.975%	0.000%
Level 3 A- or A3	1.075%	0.075%
Level 4 BBB+ or Baa1	1.300%	0.300%
Level 5 BBB or Baa2	1.500%	0.500%
Level 6 Lower than Level 5	1.875%	0.875%

     “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A+ or A1 or above	0.125%
Level 2 A or A2	0.150%
Level 3 A- or A3	0.175%
Level 4 BBB+ or Baa1	0.200%
Level 5 BBB or Baa2	0.250%
Level 6 Lower than Level 5	0.375%

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

     “Assuming Lender” has the meaning specified in Section 2.18(d).

     “Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

     “Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

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     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

     (b) ½ of one percent per annum above the Federal Funds Rate; and

     (c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars by reference to the British Bankers Association Interest Settlement Rates for deposits in Dollars) at approximately 11:00 A.M. London time on such day).

     “Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

     “Borrowing” means (a) with respect to the making of Advances (i) a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or (ii) a borrowing consisting of the Advances made pursuant to Section 2.03(c) by each of the Lenders, other than the applicable Issuing Bank, and by such Issuing Bank, to the extent of its Ratable Share of its payment of a draft drawn on a Letter of Credit that is not reimbursed by the applicable Borrower on the date made; and (b) in other contexts (i) that portion of the Advances comprised of all outstanding Base Rate Advances and (ii) that portion of the Advances converted into, or continued as, Eurocurrency Rate Advances having the same Interest Period.

     “Borrowing Minimum” means, in respect of Advances denominated in Dollars, $10,000,000, in respect of Advances denominated in Sterling, £10,000,000 and, in respect of Advances denominated in Euro, €10,000,000.

     “Borrowing Multiple” means, in respect of Advances denominated in Dollars, $1,000,000 in respect of Advances denominated in Sterling, £1,000,000 and, in respect of Advances denominated in Euro, €1,000,000.

     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

     “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

     “Commitment Date” has the meaning specified in Section 2.18(b).

     “Commitment Increase” has the meaning specified in Section 2.18(a).

     “Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland and Euro.

     “Confidential Information” means information that a Loan Party furnishes to the Agent or any Lender in a writing designated as confidential.

     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

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     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

     “CTA” means the UK Corporation Tax Act 2009.

     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than earn-out payment obligations of such Person in connection with the purchase of property or services to the extent they are still contingent), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     “Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     “Defaulting Lender” means, subject to Section 2.19(d), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Agent in writing that it does not intend to comply with its funding obligations generally or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Agent and the Agent’s written notice to the Defaulting Lender and the Borrowers that such confirmation is satisfactory, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the

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enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

     “Disclosed Litigation” has the meaning specified in Section 3.01(b).

     “Dollars” and the “$” sign each means lawful currency of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

     “EBITDA” means, for any period, net income (or net loss) plus the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

     “Effective Date” has the meaning specified in Section 3.01.

     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Guarantor, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Guarantor nor an Affiliate of the Guarantor shall qualify as an Eligible Assignee.

     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or hazardous materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     “Equivalent” in Dollars of any Committed Currency on any date means the equivalent in Dollars of such Committed Currency determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Dollars for such Committed Currency in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Committed Currency of Dollars means the equivalent in such Committed Currency of Dollars determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange such Committed Currency for Dollars in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

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     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

     “EURIBO Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, the rate per annum appearing on Reuters EURIBOR01 page (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08).

     “Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

     “Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Advance denominated in Dollars or any Committed Currency other than

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Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available (but subject to the provisions of Section 2.08), the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Advance denominated in Euro, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

     “Eurocurrency Rate Advance” means an Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

     “Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

     “Events of Default” has the meaning specified in Section 6.01.

     “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date hereof.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “GAAP” has the meaning specified in Section 1.03.

     “Guaranteed Obligations” has the meaning specified in Section 7.01.

     “Guaranty” means the provisions of Article VII.

     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     “Increase Date” has the meaning specified in Section 2.18(a).

     “Increasing Lender” has the meaning specified in Section 2.18(b).

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     “Information Memorandum” means the information memorandum dated November 1, 2010 used by the Agent in connection with the syndication of the Commitments.

     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

     (a) the Borrowers may not select any Interest Period that ends after the Termination Date;

     (b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

     (c) in the case of any such Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

     (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitments hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

     “ITA” means the UK Income Tax Act 2007.

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     “L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon such terms as may be reasonably satisfactory to the Agent.

     “L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

     “Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

     “Letter of Credit” has the meaning specified in Section 2.01(b).

     “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

     “Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers in (a) the maximum aggregate Available Amount set forth opposite such Issuing Bank’s name on the signature pages hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

     “Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for the payment or performance of an obligation, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     “Loan Party” means each Borrower and the Guarantor.

     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Guarantor or the Guarantor and its Subsidiaries taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Guarantor or the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Loan Party to perform its obligations under this Agreement or any Note.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

Omnicom: Three Year Credit Agreement

     “Note” means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

     “Notice of Borrowing” has the meaning specified in Section 2.02(a).

     “Notice of Issuance” has the meaning specified in Section 2.03(a).

     “Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrowers and the Lenders.

     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings that prevent the forfeiture or sale of the assets subject to such Lien; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or, in any such case, to secure reimbursement obligations under letters of credit or bonds issued to support such obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means a Single Employer Plan or a Multiple Employer Plan.

     “Post-Petition Interest” has the meaning specified in Section 7.05.

     “Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor or, if either such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such rating differs by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

     “Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit

Omnicom: Three Year Credit Agreement

Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of such Lender’s Advances) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of all outstanding Advances).

     “Reference Banks” means Citibank, JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association and Bank of America, Merrill Lynch

     “Register” has the meaning specified in Section 9.07(d).

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Defaulting Lender at such time.

     “Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on the signature pages hereof as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

     “S&P” means Standard & Poor’s Financial Services LLC.

     “SEC” has the meaning specified in Section 5.01(i)(iv).

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

     “SL Scheme” means the Syndicated Loan Scheme as described in the Syndicated Loan Scheme Guidelines published by HM Revenue & Customs and dated September 2010.

     “Sub-Agent” means Citibank International plc.

     “Subordinated Obligations” has the meaning specified in Section 7.05.

     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock of such Person, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

Omnicom: Three Year Credit Agreement

     “Termination Date” means the earlier of (a) December 9, 2013 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

     “Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

     “Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and are outstanding at such time.

     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

     SECTION 2.01. The Advances and Letters of Credit. (a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Commitment at such time. Each Borrowing under this Section 2.01(a) shall be in an amount not less than the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

     (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of such Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above, the Borrowers may from time to time request the issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer

Omnicom: Three Year Credit Agreement

of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit; provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal or extension thereof or amendment thereto that increases the Available Amount thereof or otherwise materially increases an Issuing Bank’s obligations thereunder.

     SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent (and, in the case of a Borrowing consisting of Eurocurrency Rate Advances, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

     (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances for the requested currency shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Borrowings.

     (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting such Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of a Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

Omnicom: Three Year Credit Agreement

     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent prompt notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank may specify to the applicable Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. For avoidance of doubt, but without limitation of the generality of the foregoing, provisions relating to security interests, reimbursement or other payment obligations, interest or events of default shall be deemed to be in conflict with this Agreement.

     (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing Available Amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with the terms of this Agreement or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

     (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower on the date made (the Borrowers having no obligation to reimburse such Issuing Bank on the date of such payment, except to the extent, if any, that the sum of the amount of such drawing plus the outstanding principal amount of all Advances, plus the remaining Available Amount of all outstanding Letters of Credit, would exceed the aggregate Revolving Credit Commitments at such date) shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft, or, in the case of a Letter of Credit denominated in a Committed Currency, shall be a Base Rate Advance in the Equivalent amount of Dollars on the date such draft is paid, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of

Omnicom: Three Year Credit Agreement

each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

     (d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Agent shall provide prompt notice to the Lenders of the reports delivered pursuant to this subsection (d).

     (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

     SECTION 2.04. Fees. (a) Facility Fee. The Borrowers agree to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2011, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

     (b) Letter of Credit Commissions. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended March 31, 2011, and on the Termination Date; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.07(b).

Omnicom: Three Year Credit Agreement

     (ii) Each Borrower shall pay to each Issuing Bank, for its own account, such fronting fees and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.

     (c) Agent’s Fees. The Borrowers shall pay to the Agent for its own account such fees as may from time to time be agreed between the Guarantor and the Agent.

     SECTION 2.05. Optional Termination or Reduction of the Commitments. (a) Ratable Termination or Reduction. The Borrowers shall have the right, upon at least five Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (b) Termination of Defaulting Lender. The Borrowers may terminate the Unused Commitment of any Lender that is a Defaulting Lender (determined after giving effect to any reallocation of participations in Letters of Credit as provided in Section 2.19) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(e) shall apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees, Letter of Credit commissions or other amounts), provided that (i) no Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

     SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) The Borrowers shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

     (b) The obligations of the applicable Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (subject to Section 2.03(a)) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

     (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

     (iii) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

Omnicom: Three Year Credit Agreement

     (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

     SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

     (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

     SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

     (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon (A) such Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate

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Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances in the affected currency shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable, the applicable Borrower may elect, by notice to the Agent and the Lenders, to continue such Advances in such Committed Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Agent and the applicable Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).

     (c) If any Borrower shall fail to select the duration of any Interest Period in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 for any Eurocurrency Rate Advances made to it, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

     (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

     (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended; provided that the applicable Borrower may elect, by notice to the Agent and the Lenders within one Business Day of such Event of Default, to continue such Advances in such Committed Currency, whereupon the Agent may require that each Interest Period relating to such Eurocurrency Rate Advances shall bear interest at the Overnight Eurocurrency Rate for a period of three Business Days and thereafter, each such Interest Period shall have a duration of not longer than one month. “Overnight Eurocurrency Rate” means the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the sum of 1%, the Applicable Interest Rate Margin and the average, rounded upward to the nearest whole multiple of 1/16 of 1%, if such average is not such a multiple, of the respective rates per annum quoted by each Reference Bank to the Agent on request as the rate at which it is offering overnight deposits in the relevant currency in amounts comparable to such Reference Bank’s Eurocurrency Rate Advances.

     (f) If Reuters LIBOR01 Page (or any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars by reference to the British Bankers Association Interest Settlement Rates for deposits in Dollars) or Reuters EURIBOR01 page (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro), as applicable, is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

     (i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

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     (ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

     (iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 2.09. Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made to such Borrower denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.

     SECTION 2.10. Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower giving such notice shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of not less than the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

     (b) Mandatory. (i) If, on any date, the Agent notifies the Borrowers that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (C) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies then outstanding plus (D) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate Available Amount of all Letters of Credit denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the next succeeding last day of an Interest Period of outstanding Eurocurrency Rate Advances in an aggregate amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders,

Omnicom: Three Year Credit Agreement

and shall provide prompt notice to the Borrowers of any such notice of required prepayment received by it from any Lender.

     (ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders.

     SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

     (b) If any Lender determines that compliance with any law or regulation or any guideline or request taking effect or issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     (c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrowers of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions cause such increased costs or reductions to be retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted

Omnicom: Three Year Credit Agreement

into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances in the affected currency or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make such Eurocurrency Rate Advances or to continue to fund or maintain such Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

     SECTION 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrowers shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

     (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of facility fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full,

Omnicom: Three Year Credit Agreement

the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

     (f) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided, further, that the Borrowers agree to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

     SECTION 2.14. Taxes. (a) Subject to Sections 2.14(e) and 2.14(f), any and all payments by any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, profits, gains or branch profits and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, profits, gains or branch profits and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

     (c) Subject to Sections 2.14(e) and 2.14(f), the Borrowers shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor setting forth in reasonable detail the basis for such claim.

Omnicom: Three Year Credit Agreement

     (d) Within 45 days after the date of any payment of Taxes, the applicable Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of any Loan Party (other than OFP) through an account or branch outside the United States or by or on behalf of any Loan Party (other than OFP) by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by OFI or OCI (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent, OFI and OCI with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments made by OFI and OCI pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 2.14(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this Section 2.14(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Agent, OFI and OCI and shall not be obligated to include in such form or document such confidential information.

     (ii) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by Sections 1471(a) and 1472(a) of the Internal Revenue Code if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable, and the regulations thereunder), such Lender shall deliver to OFI and OCI and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by OFI and OCI or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by OFI and OCI or the Agent as may be necessary for the Borrowers or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

     (f) Notwithstanding anything to the contrary herein, for any period with respect to which a Lender has failed to provide OFI and OCI with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under Section 2.14(e) above), such Lender shall not be entitled to a gross-up or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, including any United States federal withholding tax imposed as a result of a failure to satisfy the applicable requirements of FATCA after December 31, 2010, or such later date on which the requirements of FATCA become effective; provided, however, that should a Lender become subject to

Omnicom: Three Year Credit Agreement

Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

     (g) In respect of Advances to OFP, each Lender shall designate an Applicable Lending Office that is beneficially entitled to interest under such Advances and that, on the date of this Agreement or (in the case of any Person that becomes a Lender hereunder by means of an assignment) on the date such Lender becomes a party hereto is either (i) within the charge to United Kingdom corporation tax in respect of interest in respect of an advance by a Person that was a bank (for the purposes of Section 879 of the ITA) at the time the advance was made; or (ii) resident in a country with which the United Kingdom has a double taxation agreement which makes provision for full exemption from United Kingdom taxation on interest payable by OFP pursuant to this Agreement and does not carry on business in the United Kingdom through a permanent establishment with which the payment is effectively connected (each such Person which is so resident being hereinafter in this Section 2.14 referred to as a “Treaty Lender”); or (iii) a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or (iv) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account interest payable to it by OFP pursuant to this Agreement in computing its chargeable profits for the purposes of Section 19 of the CTA. If, on the date on which any interest payment falls due, any Lender does not or ceases to comply with, or is not a Person who falls within, clause (i), (ii), (iii) or (iv) above other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority, the Borrowers shall not be required to compensate such Lender under Section 2.14(a) or 2.14(c) for the amount of Taxes imposed by the United Kingdom in consequence. Subject to Section 2.14(h)(i) below, any Lender to whom clause (ii) above is relevant and OFP shall cooperate in promptly completing any procedural formalities necessary for OFP to obtain authorization to make interest payments without deduction for United Kingdom income tax. The Borrowers shall not be required to compensate any Lender to whom clause (ii) above is relevant under Section 2.14(a) or 2.14(c) for any deduction for United Kingdom income tax from interest payments if such deduction is required as a result of the failure of such Lender to comply with its obligations in the preceding sentence (other than a failure that is attributable to the failure by OFP to comply with its obligations in the preceding sentence).

     (h) (i) A Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme which becomes a party to this Agreement, and which wishes that scheme to apply to an Advance made available to OFP under this Agreement, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence in Schedule 1 hereto or, where relevant, the Assumption Agreement or the Assignment and Acceptance (for the benefit of the Agent and without liability to any Borrower). If such Treaty Lender includes the indication described above then OFP shall file a duly completed form DTTP2 in respect of such Treaty Lender with HM Revenue & Customs within 30 days of the date of the amendment and restatement of this Agreement, the Assumption Agreement, or the Assignment and Acceptance (as the case may be) (as shall any other relevant United Kingdom Borrower within 30 days of that Borrower becoming party to this Agreement). If a Lender has not indicated that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement as per the above then no Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Advances. For the avoidance of doubt, nothing in this Section 2.14 shall require a Treaty Lender to (x) register under the HMRC DT Treaty Passport scheme; (y) apply the HMRC DT Treaty Passport scheme to any Advance if it has so registered or (z) file any forms relating to any double taxation agreement with the United Kingdom if it has indicated that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with the above and the relevant Borrower has not complied with its obligations under this Section 2.14(h)(i).

     (ii) Each Treaty Lender irrevocably appoints the Agent to act as syndicate manager under, and authorizes the Agent to operate, and take any action necessary or desirable under, the SL Scheme in connection with any Borrowing hereunder. Each Treaty Lender shall cooperate with the Agent in completing any procedural formalities necessary under the SL Scheme, and shall promptly supply to the Agent such information as the Agent may request in connection with the operation of the SL Scheme. Each Treaty Lender without limiting the liability of any Borrower under this Agreement, shall, within five Business Days of demand, indemnify the Agent for any liability or loss incurred by the Agent as a result of the Agent acting as syndicate manager under the SL Scheme in connection with the Treaty Lender’s participation in any Borrowing (except to the extent that the liability or loss arises directly from the Agent’s gross negligence or willful misconduct). Each Treaty Lender shall, within five

Omnicom: Three Year Credit Agreement

Business Days of demand, indemnify each Borrower for any Tax which such Borrower becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender which results in a provisional authority issued by HM Revenue and Customs under the SL Scheme being withdrawn. Each Borrower acknowledges that it is fully aware of its contingent obligations under the SL Scheme and shall (i) promptly inform the Agent of all actions required to be performed by the Agent under the SL Scheme, (ii) promptly supply to the Agent such information as the Agent may request in connection with the operation of the SL Scheme; and (iii) act in accordance with any provisional notice issued by HM Revenue and Customs under the SL Scheme. The Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the SL Scheme in connection with any Borrowing to those Borrowers specified in such provisional authority. Each of the Borrowers, the Treaty Lenders and the Agent acknowledges that the Agent: (i) is entitled to rely completely upon information provided to it in connection with this clause; (ii) is not obliged to undertake any inquiry into the accuracy of such information nor into the status of the Treaty Lender or, as the case may be, Borrower providing such information; and (iii) shall have no liability to any Person for the accuracy of any information it submits to HM Revenue and Customs in connection with this clause.

     (i) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     (j) If the Agent or any Lender, in its sole discretion, determines that it has received a refund of any Taxes or Other Taxes (including by virtue of a credit or offset of such Taxes or Other Taxes) as to which it has been indemnified by a Borrower or with respect to which a Borrower has made a gross-up payment under Section 2.14(a) or 2.14(c), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or gross-up paid, by such Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that such Borrower upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund to such governmental authority. This Section 2.14(j) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person.

     SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c), to the extent that the unreimbursed amount of such Advance exceeds the applicable Issuing Bank’s Ratable Share of the initial amount of such Advance, or pursuant to Section 2.11, 2.14, 2.19 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

     SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid

Omnicom: Three Year Credit Agreement

to such Lender from time to time hereunder in respect of Advances made to such Borrower. The Borrowers agree that upon notice by any Lender to the Borrowers (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrowers shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

     (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

     (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

     SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrowers and their Subsidiaries, including, without limitation, as commercial paper liquidity support and to fund acquisitions otherwise not prohibited hereunder.

     SECTION 2.18. Increase in the Aggregate Commitments. (a) The Guarantor may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect and not less than three Business Days after the date of such notice (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $2,500,000,000 and (ii) on the date of any request by the Guarantor for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

     (b) The Agent shall promptly notify the Lenders of a request by the Guarantor for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Guarantor and the Agent.

     (c) Promptly following each Commitment Date, the Agent shall notify the Guarantor as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Guarantor may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit

Omnicom: Three Year Credit Agreement

Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

     (i) (A) certified copies of resolutions of the Board of Directors of each Loan Party or the Executive Committee of such Board approving the Commitment Increase and (B) an opinion of counsel for the Loan Parties (which may be in-house counsel), in substantially the form of Exhibits D-1 and D-2 hereto;

     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Guarantor and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Guarantor; and

     (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Guarantor and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Loan Parties, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase)). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

     SECTION 2.19. Defaulting Lenders. (a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:

     (i) so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit shall be reallocated among the Lenders that are not Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such non-Defaulting Lenders (in their capacity as

Omnicom: Three Year Credit Agreement

Lenders) and outstanding at such time, plus (B) such non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments.

     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);

     (iii) if the Ratable Shares of Letters of Credit of the non-Defaulting Lenders are reallocated pursuant to this Section 2.19(a), then the fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares of Letters of Credit;

     (iv) if any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 2.19(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.04(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is cash collateralized and/or reallocated; and

     (v) to the extent that the Available Amount of any outstanding Letter of Credit is cash collateralized by the Borrowers pursuant to this Section 2.19, the Borrowers shall not be required to pay any commission otherwise payable pursuant to Section 2.04(b)(i) on that portion of the Available Amount that is so cash collateralized.

     (b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(a)(i) (and Defaulting Lenders shall not participate therein).

     (c) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

     (d) If the Borrowers, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.19(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the

Omnicom: Three Year Credit Agreement

affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

     (e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, facility fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

     SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

     (a) There shall have occurred no Material Adverse Change since December 31, 2009.

     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Guarantor or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

     (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the

Omnicom: Three Year Credit Agreement

foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Guarantor and its Subsidiaries as they shall have requested.

     (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

     (e) The Borrowers shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

     (f) The Borrowers shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

     (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Guarantor, dated the Effective Date, stating that:

     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

     (ii) No event has occurred and is continuing that constitutes a Default.

     (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

     (i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

     (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement and the Notes to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes to which it is a party.

     (iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the Notes to which it is a party and the other documents to be delivered by it hereunder.

     (iv) A favorable opinion of Dewey & LeBoeuf LLP, New York counsel for the Loan Parties, and Macfarlanes LLP, English counsel for OFP, substantially in the form of Exhibits D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

     (v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

     SECTION 3.02. Conditions Precedent to Each Borrowing, Each Issuance and Each Commitment Increase. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or such Increase Date (a) the following

Omnicom: Three Year Credit Agreement

statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase and the acceptance by a Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such issuance or such Increase Date such statements are true):

     (i) the representations and warranties contained in Section 4.01 (except, in the case of a Borrowing or issuance, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing, such issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, and

     (ii) no event has occurred and is continuing, or would result from such Borrowing, such issuance or such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

     SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designate as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:

     (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     (b) The execution, delivery and performance by each Loan Party of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party’s charter or by-laws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting any Loan Party.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes to be delivered by it.

     (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms.

     (e) The Consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2009, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public

Omnicom: Three Year Credit Agreement

accountants, and the Consolidated balance sheet of the Guarantor and its Subsidiaries as at September 30, 2010, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2010, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2009, there has been no Material Adverse Change.

     (f) There is no pending or, to the knowledge of the Guarantor, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no adverse change in the status, or financial effect on the Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

     (g) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     (h) No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     (i) All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Loan Party in writing to any Lender (including, without limitation, all information contained in this Agreement) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Loan Party in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not or will not omit to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

ARTICLE V

COVENANTS OF THE GUARANTOR

     SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws except, in each case, to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be

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required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Guarantor and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary of the Guarantor that is not a Borrower, if the Board of Directors of the Guarantor or the Borrower that is the corporate parent of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Borrower, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Borrower or the Lenders.

     (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

     (i) Reporting Requirements. Furnish to the Lenders:

     (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

Omnicom: Three Year Credit Agreement

     (ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

     (iii) as soon as possible and in any event within five days after any senior officer of the Guarantor or a Borrower becomes aware or should have become aware of the occurrence of any Default, the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Guarantor setting forth details of such Default and the action that the Guarantor has taken and proposes to take with respect thereto;

     (iv) promptly after the sending or filing thereof, copies of all reports that the Guarantor sends to any of its securityholders, and copies of all reports and registration statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission (the “SEC”) or any national securities exchange;

     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Guarantor or any of its Subsidiaries of the type described in Section 4.01(f); and

     (vi) such other information respecting the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

     Reports and financial statements required to be delivered by the Guarantor pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.omnicomgroup.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver notice that such reports and financial statements are so available and shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii), (iv) and (v) of this Section 5.01(i) to the Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender.

     SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will not:

     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

     (i) Permitted Liens,

     (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Guarantor or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at

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the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and fixed improvements thereon or accessions thereto, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

     (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or becomes a Subsidiary of the Guarantor; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Guarantor or such Subsidiary or acquired by the Guarantor or such Subsidiary,

     (v) Liens securing Debt permitted by Section 5.02(d)(vii),

     (vi) Liens granted by Subsidiaries of the Guarantor (other than the Borrowers) to secure Debt permitted by Section 5.02(d)(iv), and

     (vii) other Liens securing Debt, provided that the aggregate principal amount of such secured Debt shall not exceed 15% of the Consolidated net worth of the Guarantor and its Subsidiaries at any time.

     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of the Borrowers to do so.

     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

     (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

     (i) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus any capitalized fees incurred in connection therewith, and the direct and contingent obligors therefor shall not be changed (other than to release any contingent obligor), as a result of or in connection with such extension, refunding or refinancing,

     (ii) accrued expenses and trade payables incurred in the ordinary course of business, and obligations under trade letters of credit incurred in the ordinary course of business, which are to be repaid in full not more than one year after the date on which such Debt is originally incurred to finance the purchase of goods by such Subsidiary,

     (iii) obligations under letters of credit or surety bonds incurred in the ordinary course of business in support of obligations incurred in connection with leases, worker’s compensation, unemployment insurance and other social security legislation,

Omnicom: Three Year Credit Agreement

     (iv) Debt owed to the Guarantor or to a wholly owned Subsidiary of the Guarantor,

     (v) Debt of the Borrowers,

     (vi) other Debt of Subsidiaries of the Guarantor which are not organized under the laws of the United States of America, a State of the United States of America or the District of Columbia and substantially all of whose assets and business are located or conducted outside the United States of America,

     (vii) Debt of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or becomes a Subsidiary of the Guarantor; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, provided further that the aggregate principal amount of the Debt referred to in this clause (vii) shall not exceed $50,000,000 at any time outstanding,

     (viii) (x) Debt consisting of any guaranty made by any Subsidiary of the Guarantor in respect of Debt of any Loan Party, provided that such Subsidiary shall have entered into a guaranty of the Debt of the Guarantor under this Agreement in form and substance reasonably satisfactory to the Required Lenders and (y) Debt constituting guaranties of the Debt of the Guarantor under this Agreement, and

     (ix) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     (e) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof and other reasonably related businesses or businesses reasonably incidental thereto.

     (f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability or any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Guarantor or any of its Subsidiaries, or pay any Debt owed to the Guarantor or any of its Subsidiaries, (ii) make loans or advances to the Guarantor or (iii) transfer any of its properties or assets to the Guarantor, except for such agreements or arrangements existing under or by reason of (x) applicable law, (y) this Agreement and (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary of the Guarantor.

     SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will:

     (a) Leverage Ratio. Maintain a ratio of Consolidated Debt for Borrowed Money of the Guarantor and its Subsidiaries to Consolidated EBITDA of the Guarantor and its Subsidiaries for the four quarters most recently ended of not greater than 3.0 to 1.

     (b) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA of the Guarantor and its Subsidiaries for the four quarters most recently ended to interest payable on, and amortization of debt discount in respect of, all Debt during such period by the Guarantor and its Subsidiaries of not less than 5.0 to 1.

ARTICLE VI

EVENTS OF DEFAULT

Omnicom: Three Year Credit Agreement

     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

     (a) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

     (b) Any representation or warranty made by the Guarantor herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

     (c) (i) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Guarantor by the Agent or any Lender; or

     (d) The Guarantor or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Guarantor or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

     (e) The Guarantor or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Guarantor or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best

Omnicom: Three Year Credit Agreement

Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

     (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Guarantor; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Guarantor shall cease for any reason to constitute a majority of the board of directors of the Guarantor; or (iii) the Guarantor shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of each of the Borrowers; or

     (h) Any material provision of the Guaranty shall cease to be valid and binding on or enforceable against the Guarantor, or the Guarantor shall so state in writing; or

     (i) The Guarantor or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

     SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent for the benefit of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrowers.

Omnicom: Three Year Credit Agreement

ARTICLE VII

GUARANTY

     SECTION 7.01. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of outside counsel and the allocated costs and expenses of in-house counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

     SECTION 7.02. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. This Guaranty is an absolute and unconditional guaranty of payment when due, and not of collection, by the Guarantor of the Guaranteed Obligations. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

     (a) any lack of validity or enforceability of any provision of this Agreement or any Note or any agreement or instrument relating thereto;

     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

     (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

     (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;

     (e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

     (f) any failure of the Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Agent or such Lender (the Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

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     (g) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

     SECTION 7.03. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

     (b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

     (c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

     (d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

     (e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

     SECTION 7.04. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be received and held in trust for the benefit of Agent and the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with

Omnicom: Three Year Credit Agreement

any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

     SECTION 7.05. Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

     (a) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, the Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

     (b) Turn-Over. After the occurrence and during the continuance of any Event of Default under Section 6.01(e), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

     (c) Agent Authorization. After the occurrence and during the continuance of any Event of Default under Section 6.01(e), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

     SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

Omnicom: Three Year Credit Agreement

ARTICLE VIII

THE AGENT

     SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and neither the Guarantor nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

     SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

     (b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Guarantor or another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by the Agent to the Lenders.

     (c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information (including Confidential Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

     SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required

Omnicom: Three Year Credit Agreement

Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.

     (b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Guarantor or any Lender shall have given notice to the Agent describing such Default and such event or events.

     (c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

     (d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

     SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Guarantor or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

     SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Guarantor. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Guarantor, to appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any bank with an office in New York, New York. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications

Omnicom: Three Year Credit Agreement

set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Guarantor and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.06(a). Upon the acceptance of a successor Agent’s appointment as Agent hereunder, such successor Agent shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this Section 8.06(a)). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent. After the retiring Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

     (b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor Agent’s appointment as Agent hereunder, (i) such successor Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

     SECTION 8.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

     (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

     (i) the financial condition, status and capitalization of the Guarantor and each other Loan Party;

     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

Omnicom: Three Year Credit Agreement

     (iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

     SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Arrangers, syndication agent or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and (except for waivers or consents by any Lender) each of the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) other than as provided in Section 2.18, increase the Commitments of the Lenders, (c) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) amend the definition of “Committed Currencies” to add any additional currency, (g) reduce or limit the obligations of the Guarantor under Section 7.01 or release the Guarantor or otherwise limit the Guarantor’s liability with respect to the obligations owing to the Agent and the Lenders under Article VII or (h) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

     SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 9.02(b) and (c), if to Loan Parties, at the address of the Guarantor at One East Weaver Street, Greenwich, Connecticut 06831, Attention: Eric Huttner; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to any Loan Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent, provided that materials required to be delivered pursuant to Sections 5.01(i)(i), (ii), (iv) and (v) shall be delivered to the Agent as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Omnicom: Three Year Credit Agreement

     (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Sections 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Guarantor agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Guarantor, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby, but not including any notices under Article II (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Guarantor acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

     (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable fees and expenses of outside counsel and the allocated costs and expenses of in-house counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

     (b) The Borrowers agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of hazardous materials on any property of the Guarantor or any of its Subsidiaries or any Environmental Action relating in any way to the Guarantor or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan

Omnicom: Three Year Credit Agreement

Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Loan Parties also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

     (c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Guarantor pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower of such Advance shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

     (d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

     (e) Reimbursement by Lenders. Each Lender severally agrees to indemnify the Agent and each Issuing Bank (in each case, to the extent not promptly reimbursed by the Borrowers or the Guarantor) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person that may be imposed on, incurred by, or asserted against the Agent or any Issuing Bank, as the case may be, in their capacities as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or any Issuing Bank hereunder; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s or such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and each Issuing Bank for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04(a), to the extent that the Agent or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers or the Guarantor.

     SECTION 9.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and any Advance held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Advance and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates

Omnicom: Three Year Credit Agreement

under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

     SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by each Loan Party and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Agent and each Lender and their respective successors and assigns and each Indemnified Party, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

     SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Guarantor, either following a demand by such Lender pursuant to Section 2.11 or 2.14 or at any time such Lender is a Defaulting Lender, upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment or Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Guarantor and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Guarantor pursuant to this Section 9.07(a) shall be arranged by the Guarantor after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Guarantor pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500, payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Guarantor, such recordation fee shall be payable by the Guarantor except that no such recordation fee shall be payable in the case of an assignment made at the request of the Guarantor to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations (other than its obligations under Section 9.04(d) to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in

Omnicom: Three Year Credit Agreement

connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

     (d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and, as an agent of the Borrower, a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Loan Party, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Loan Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Each Lender may sell participations to one or more banks or other entities (other than the Guarantor or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or reduce or limit the obligations of the Guarantor under Section 7.01 or release the Guarantor from its obligations under Article VII.

     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Guarantor furnished to such Lender by or on behalf of the Guarantor; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Guarantor received by it from such Lender.

     (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such

Omnicom: Three Year Credit Agreement

Lender, including, without limitation, any pledge or assignment to secure obligations to a Central Bank or a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     SECTION 9.08. Confidentiality. (a) Each of the Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required by applicable laws or regulations, or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or by any subpoena or similar legal process, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding between or among the parties hereto relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08(a), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Guarantor or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.

     (b) Any Person required to maintain the confidentiality of Confidential Information as provided in Section 9.08(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

     SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

     (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

     (c) The obligation of the Borrowers in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such

Omnicom: Three Year Credit Agreement

Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

     SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Loan Parties hereby agree that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Guarantor at its offices at One East Weaver Street, Greenwich, Connecticut 06831 Attention: General Counsel and the Loan Parties hereby irrevocably appoint the Guarantor its authorized agent to accept such service of process, and agrees that the failure of the Guarantor to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Loan Party at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     SECTION 9.13. Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Guarantor) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

     SECTION 9.14. No Liability of the Issuing Banks The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s grossly negligent or willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Omnicom: Three Year Credit Agreement

     SECTION 9.15. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

     SECTION 9.16. Waiver of Jury Trial. Each of the Loan Parties, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Omnicom: Three Year Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OMNICOM FINANCE INC., as Borrower

By:	/s/ Dennis E. Hewitt

Name:	Dennis E. Hewitt
Title:	Treasurer

OMNICOM CAPITAL INC., as Borrower

By:	/s/ Dennis E. Hewitt

Name:	Dennis E. Hewitt
Title:	President & Chief Executive Officer

OMNICOM FINANCE PLC, as Borrower

By:	/s/ Dennis E. Hewitt

Name:	Dennis E. Hewitt
Title:	Director

OMNICOM GROUP INC., as Guarantor

By:	/s/ Dennis E. Hewitt

Name:	Dennis E. Hewitt
Title:	Treasurer

CITIBANK, N.A., as Agent

By:	/s/ Maureen Maroney

Name:	Maureen Maroney
Title:	Vice President

Omnicom: Three Year Credit Agreement

Initial Issuing Banks

Letter of Credit Commitment

$100,000,000	CITIBANK, N.A.

	By:	/s/ Maureen Maroney

	Name:	Maureen Maroney
	Title:	Vice President

$100,000,000	Total of the Letter of Credit Commitments

Revolving Credit Commitment

Initial Lenders

Commitment

$150,000,000	CITIBANK, N.A.

	By:	/s/ Maureen Maroney

	Name:	Maureen Maroney
	Title:	Vice President

$150,000,000	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Peter Thauer

	Name:	Peter Thauer
	Title:	Executive Director

$150,000,000	BANK OF AMERICA, N.A.

	By:	/s/ Michael Makaitis

	Name:	Michael Makaitis
	Title:	Vice President

$125,000,000	HSBC BANK USA, NATIONAL ASSOCIATION

	By:	/s/ Thomas T. Rogers

	Name:	Thomas T. Rogers
	Title:	Senior Vice President

$125,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Jordan Fragiacomo

	Name:	Jordan Fragiacomo
	Title:	Director

Omnicom: Three Year Credit Agreement

$90,000,000	BNP PARIBAS

	By:	/s/ Simone Vinocour

	Name:	Simone Vinocour
	Title:	Director

	By:	/s/ Melissa Balley

	Name:	Melissa Balley
	Title:	Vice President

$90,000,000	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Andreas Neumeier

	Name:	Andreas Neumeier
	Title:	Managing Director

	By:	/s/ Yvonne Tilden

	Name:	Yvonne Tilden
	Title:	Director

$90,000,000	SOCIETE GENERALE

	By:	/s/ Ambrish Thanawala

	Name:	Ambrish Thanawala
	Title:	Managing Director

$72,500,000	BANCO BILBAO VIZCAYA ARGENTARIA S.A.,
NEW YORK BRANCH

	By:	/s/ Julio Quintana

	Name:	Julio Quintana
	Title:	Industry Head

	By:	/s/ Matias Cruces

	Name:	Matias Cruces
	Title:	Sr. Banker

$72,500,000	SUMITOMO MITSUI BANKING CORPORATION

	By:	/s/ William M. Ginn

	Name:	William M. Ginn
	Title:	Executive Officer

$72,500,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

	By:	/s/ George Stoecklein

	Name:	George Stoecklein
	Title:	Authorized Signatory

$72,500,000	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Corey Davis

	Name:	Corey Davis
	Title:	Vice President

Omnicom: Three Year Credit Agreement

$50,000,000	DANSKE BANK A/S

	By:	/s/ Martin Engholm

	Name:	Martin Engholm
	Title:	Vice President

$50,000,000	ING BANK N.V., DUBLIN BRANCH

	By:	/s/ Padraig Matthews

	Name:	Padraig Matthews
	Title:	Vice President

	By:	/s/ Aidan Neill

	Name:	Aidan Neill
	Title:	Director

$50,000,000	INTESA SANPAOLO S.P.A. NEW YORK BRANCH

	By:	/s/ Luca Sacchi

	Name:	Luca Sacchi
	Title:	Vice President

	By:	/s/ Sergio Maggioni

	Name:	Sergio Maggioni
	Title:	FVP & Head of Business

$50,000,000	MIZUHO CORPORATE BANK, LTD.

	By:	/s/ Bertram H. Tang

	Name:	Bertram H. Tang
	Title:	Authorized Signatory

$50,000,000	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Michael A. Richards

	Name:	Michael A. Richards
	Title:	Senior Vice President

$50,000,000	THE NORTHERN TRUST COMPANY

	By:	/s/ Tamara Dowd

	Name:	Tamara Dowd
	Title:	Vice President

$50,000,000	UNION BANK, N.A.

	By:	/s/ Michael Ball

	Name:	Michael Ball
	Title:	Vice President

$50,000,000	COMERICA BANK

	By:	/s/ Chris Rice

	Name:	Chris Rice
	Title:	Assistant Vice President

Omnicom: Three Year Credit Agreement

$40,000,000	THE BANK OF NOVA SCOTIA

	By:	/s/ Todd Meller

	Name:	Todd Meller
	Title:	Managing Director

$35,000,000	UBS LOAN FINANCE LLC

	By:	/s/ Irja R. Otsa

	Name:	Irja R. Otsa
	Title:	Associate Director

	By:	/s/ April Varner-Nanton

	Name:	April Varner-Nanton
	Title:	Director

$25,000,000	AUSTRALIA AND NEW ZEALAND BANKING
GROUP LIMITED

	By:	/s/ Robert Grillo

	Name:	Robert Grillo
	Title:	Director

$25,000,000	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Mary K. Young

	Name:	Mary K. Young
	Title:	Senior Vice President

$25,000,000	LLOYDS TSB BANK PLC

	By:	/s/ Abraham Asoll

	Name:	Abraham Asoll
	Title:	Associate Director

	By:	/s/ Robert V. Botschka

	Name:	Robert V. Botschka
	Title:	Senior Vice President

$25,000,000	NORDEA BANK FINLAND PLC, NEW YORK &
CAYMAN ISLAND BRANCHES

	By:	/s/ Henrik M. Steffensen

	Name:	Henrik M. Steffensen
	Title:	Senior Vice President

	By:	/s/ Gerald E. Chelius

	Name:	Gerald E. Chelius
	Title:	SVP Credit

Omnicom: Three Year Credit Agreement

$25,000,000	STANDARD CHARTERED BANK

	By:	/s/ James P. Hughes

	Name:	James P. Hughes
	Title:	Director

	By:	/s/ Robert K. Reddington

	Name:	Robert K. Reddington
	Title:	Credit Documentation Manager

$25,000,000	THE BANK OF CHINA, NEW YORK BRANCH

	By:	/s/ Richard Bradspies

	Name:	Richard Bradspies
	Title:	Deputy General Manager

$25,000,000	THE GOVERNOR & COMPANY OF THE BANK
OF IRELAND

	By:	/s/ Darren Brennan

	Name:	Darren Brennan
	Title:	Authorized Signatory

	By:	/s/ K. Rockett

	Name:	K. Rockett
	Title:	Senior Manager

$25,000,000	THE HUNTINGTON NATIONAL BANK

	By:	/s/ Joe Tenney

	Name:	Joe Tenney
	Title:	Vice President

$25,000,000	UNICREDIT BANK AG, NEW YORK BRANCH

	By:	/s/ Kimberly Sousa

	Name:	Kimberly Sousa
	Title:	Director

	By:	/s/ Elaine Tung

	Name:	Elaine Tung
	Title:	Director

$25,000,000	WESTPAC BANKING CORPORATION

	By:	/s/ Henrik Jensen

	Name:	Henrik Jensen
	Title:	Director, Corporate & Institutional Banking

$15,000,000	CHANG HWA

	By:	/s/ Beverley Chen

	Name:	Beverley Chen
	Title:	VP & General Manager

$2,000,000,000	Total of the Commitments

Omnicom: Three Year Credit Agreement

SCHEDULE I
OMNICOM GROUP
AMENDED AND RESTATED THREE YEAR CREDIT AGREEMENT
APPLICABLE LENDING OFFICES1

Name of Initial Lender	Domestic Lending Office	Eurocurrency Lending Office
Australia and New Zealand Banking Group Limited	277 Park Avenue, 31st Floor New York, NY 10172 Attn: Tessie Amante T: 212 801-9744 F: 212 536-9265 LoanAdminNYC1177AA2@anz.com	277 Park Avenue, 31st Floor New York, NY 10172 Attn: Tessie Amante T: 212 801-9744 F: 212 536-9265 LoanAdminNYC1177AA2@anz.com
Banco Bilbao Vizcaya Argentaria S.A., New York Branch	1345 Avenue of the Americas 45th Floor New York, NY 10105 Attn: Angel Luis Rivera T: 212 728-1733 F: 212 333-2901 Lending.administration@bbvany.com	1345 Avenue of the Americas 45th Floor New York, NY 10105 Attn: Angel Luis Rivera T: 212 728-1733 F: 212 333-2901 Lending.administration@bbvany.com
Bank of America Merrill Lynch	100 Federal Street Boston, MA 02110 Attn: Manohar Rama T: 415 436-3685 ext. 66854 F: 972 728-6179 Manohar.r@bankofamerica.com	100 Federal Street Boston, MA 02110 Attn: Manohar Rama T: 415 436-3685 ext. 66854 F: 972 728-6179 Manohar.r@bankofamerica.com
Bank of China, New York Branch	410 Madison Avenue New York, NY 10017 Attn: Wenzhen Zhang T: 212 935-3101 ext. 359 F: 212 371-4185 Synloanadmin.nyb@bocusa.com	410 Madison Avenue New York, NY 10017 Attn: Wenzhen Zhang T: 212 935-3101 ext. 359 F: 212 371-4185 Synloanadmin.nyb@bocusa.com
The Bank of Nova Scotia	44 King Street West Toronto, ON M5H 1H1 Attn: Vesna Vukelich T: 212 225-5705 F: 212 225-5709 Vesna_vukelich@scotiacapital.com	44 King Street West Toronto, ON M5H 1H1 Attn: Vesna Vukelich T: 212 225-5705 F: 212 225-5709 Vesna_vukelich@scotiacapital.com
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1251 Avenue of the Americas, 12th Floor New York, NY 10020 Attn: Jaime Velez T: 201 413-8586 F: 201 521-2304/2305	1251 Avenue of the Americas, 12th Floor New York, NY 10020 Attn: Jaime Velez T: 201 413-8586 F: 201 521-2304/2305
BNP Paribas	787 Seventh Avenue New York, NY 10019 Attn: Karl Anderson T: 212 850-6602 F: 212 850-4013	787 Seventh Avenue New York, NY 10019 Attn: Karl Anderson T: 212 850-6602 F: 212 850-4013

1 Include DTTP scheme number and jurisdiction of tax residence if DTTP scheme is to apply to an Advance made to a Borrower incorporated in the United Kingdom.

Omnicom: Three Year Credit Agreement

Chang Hwa Commercial Bank, Ltd.	333 S. Grand Ave., Suite 600 Los Angeles, CA 90071 Attn: Noah Wang T: 213 620-7200 ext. 224 F: 213 620-7227 note@chbla.com	333 S. Grand Ave., Suite 600 Los Angeles, CA 90071 Attn: Noah Wang T: 213 620-7200 ext. 224 F: 213 620-7227 note@chbla.com
Citibank, N.A.	1615 Brett Road, Building #3 New Castle, DE 19720 Attn: Dana Fuski Dugan T: 302 894-6003 F: 212 994-096	1615 Brett Road, Building #3 New Castle, DE 19720 Attn: Dana Fuski Dugan T: 302 894-6003 F: 212 994-0961
Comerica Bank	U.S. Banking/ East Oaktech Office Center 3551 Hamlin Rd., 4th Floor MC2397 Auburn Hills, MI 48326 Attn: Demetria R. Anderson T: 248 371-6803 F: 248 371-6251 dranderson@comerica.com	U.S. Banking/ East Oaktech Office Center 3551 Hamlin Rd., 4th Floor MC2397 Auburn Hills, MI 48326 Attn: Demetria R. Anderson T: 248 371-6803 F: 248 371-6251 dranderson@comerica.com
Danske Bank A/S	Holmens Kanal 2-12 DK-1092 Copenhagen K Denmark 08/D/0316495/DTTP Attn: Loan Administration F: 45 45 14 99 79 R3925syn@danskebank.dk	Holmens Kanal 2-12 DK-1092 Copenhagen K Denmark 08/D/0316495/DTTP Attn: Loan Administration F: 45 45 14 99 79 R3925syn@danskebank.dk
Deutsche Bank AG New York Branch	60 Wall Street New York, NY 10005 Attn: Nino Recko T: 904 271-2403 F: 866 240-3622 Nino.Recko@db.com	60 Wall Street New York, NY 10005 Attn: Nino Recko T: 904 271-2403 F: 866 240-3622 Nino.Recko@db.com
The Governor & Company of the Bank of Ireland	Lower Baggot St. Dublin 2, Ireland Attn: Ms. Orla Hoyne T: +353 1 604-4748 F: +353 1 604-4793 corporateloansadmin@boimail.com	Lower Baggot St. Dublin 2, Ireland Attn: Ms. Orla Hoyne T: +353 1 604-4748 F: +353 1 604-4793 corporateloansadmin@boimail.com
HSBC Bank USA, National Association	425 Fifth Avenue New York, NY 10018 Attn: Seema Sodha T: 716 841-1930 F: 917 229-0973 US.CMB.Agency.1@us.hsbc.com	425 Fifth Avenue New York, NY 10018 Attn: Seema Sodha T: 716 841-1930 F: 917 229-0973 US.CMB.Agency.1@us.hsbc.com
The Huntington National Bank	41 South High Street Columbus, OH 43215 Attn: Amy L. Pierce T: 614 780-1300 F: 614 480-2249 Amy.l.pierce@huntington.com	41 South High Street Columbus, OH 43215 Attn: Amy L. Pierce T: 614 780-1300 F: 614 480-2249 Amy.l.pierce@huntington.com
ING Bank N.V., Dublin Branch	Block 4 Dundrum Tower Centre Sandyford Road, Dundrum Dublin 16 Ireland Attn: Alan Maher / Robbie McNab T: +353 1 638-4008 / 4012 F: +353 1 638-4060 Alan.maher@ie.ing.com Robert.mcnab@ie.ing.com	Block 4 Dundrum Tower Centre Sandyford Road, Dundrum Dublin 16 Ireland Attn: Alan Maher / Robbie McNab T: +353 1 638-4008 / 4012 F: +353 1 638-4060 Alan.maher@ie.ing.com Robert.mcnab@ie.ing.com

Omnicom: Three Year Credit Agreement

Intesa Sanpaolo S.p.A. New York Branch	1 William Street New York, NY 10004 Attn: Alex Papace T: 212 607-3531 F: 212 607-3897	1 William Street New York, NY 10004 Attn: Alex Papace T: 212 607-3531 F: 212 607-3897
JPMorgan Chase Bank, N.A.	500 Stanton Christiana Road, Ops 2, Floor 03 Newark, DE, 19713-2107 Attn: Nicole Mangiaracina T: 302-634-2022 F: 201-244-3885 nicole.f.mangiaracina@jpmchase.com	500 Stanton Christiana Road, Ops 2, Floor 03 Newark, DE, 19713-2107 Attn: Nicole Mangiaracina T: 302-634-2022 F: 201-244-3885 nicole.f.mangiaracina@jpmchase.com
KeyBank National Association	127 Public Square Cleveland, OH 44114 Attn: Matt Schorgl T: 216 689-5459 F: 216 689-5184 Matthew_schorgl@keybank.com	127 Public Square Cleveland, OH 44114 Attn: Matt Schorgl T: 216 689-5459 F: 216 689-5184 Matthew_schorgl@keybank.com
Lloyds TSB Bank, plc	1095 Avenue of the Americas, 34th Flr.
New York, NY 10036
Attn: Dennis McClellan / Kamini Rana
T: 212 930-8933 / 8902
F: 212 930-5099
Dennis.mcclellan@us.lloydsbanking.com
Kamini.rana@us.lloydsbanking.com	1095 Avenue of the Americas, 34th Flr.
New York, NY 10036
Attn: Dennis McClellan / Kamini Rana
T: 212 930-8933 / 8902
F: 212 930-5099
Dennis.mcclellan@us.lloydsbanking.com
Kamini.rana@us.lloydsbanking.com
Mizuho Corporate Bank, Ltd.	Harborside Financial Center 1800 Plaza Ten Jersey City, NJ 07311-4098 Attn: Sophia White-Larmond T: 201 626-9134 F: 201 626-9941 Sophia.white-larmond@mizuhocbus.com	Harborside Financial Center 1800 Plaza Ten Jersey City, NJ 07311-4098 Attn: Sophia White-Larmond T: 201 626-9134 F: 201 626-9941 Sophia.white-larmond@mizuhocbus.com
Nordea Bank Finland Plc., New York & Cayman Island Branches	437 Madison Avenue, 21st floor New York, NY 10022 Attn: Sherika Edouard T: 212-318-9582 F: 212-750-9118 Sherika.edouard@nordea.com	437 Madison Avenue, 21st floor New York, NY 10022 Attn: Sherika Edouard T: 212-318-9582 F: 212-750-9118 Sherika.edouard@nordea.com
The Northern Trust Company	50 South LaSalle Street Chicago, IL 60675 Attn: Sharon Jackson T: 312 630-1609 F: 312 630-1566 smj@ntrs.com	50 South LaSalle Street Chicago, IL 60675 Attn: Sharon Jackson T: 312 630-1609 F: 312 630-1566 smj@ntrs.com
PNC Bank, National Association	One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Brian Kus T: 440 546-7399 F: 877 718-2651 Brian.kus@pnc.com	One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Brian Kus T: 440 546-7399 F: 877 718-2651 Brian.kus@pnc.com

Omnicom: Three Year Credit Agreement

Societe Generale	1221 Avenue of the Americas New York, NY 10020 Attn: Grace Lai T: 201 839-8445 F: 201 839-8117 Grace.lai@sgcib.com	1221 Avenue of the Americas New York, NY 10020 Attn: Grace Lai T: 201 839-8445 F: 201 839-8117 Grace.lai@sgcib.com
Standard Chartered Bank	One Madison Avenue, 3rd Floor New York, NY 10010 Attn: Vicky Falkine / Sabeta Singh T: 201 706-5311 / 5335 F: 201 706-6722	One Madison Avenue, 3rd Floor New York, NY 10010 Attn: Vicky Falkine / Sabeta Singh T: 201 706-5311 / 5335 F: 201 706-6722
Sumitomo Mitsui Banking Corporation, New York	277 Park Avenue New York, NY 10172 Attn: Yvette Browne T: 212 224-4306 F: 212 224-5197 Yvette_Browne@smbcgroup.com	277 Park Avenue New York, NY 10172 Attn: Yvette Browne T: 212 224-4306 F: 212 224-5197 Yvette_Browne@smbcgroup.com
U.S. Bank National Association	209 South Lasalle Street, Suite 410 Chicago, IL 60604 Attn: Connie Sweeney T: 920 237-7604 F: 920 237-7993 Connie.sweeney@usbank.com	209 South Lasalle Street, Suite 410 Chicago, IL 60604 Attn: Connie Sweeney T: 920 237-7604 F: 920 237-7993 Connie.sweeney@usbank.com
UBS Loan Finance LLC	677 Washington Blvd. Stamford, CT 06901 Attn: Denise Bushee T: 203 719-3167 F: 203 719-3390 Denise.bushee@ubs.com	677 Washington Blvd. Stamford, CT 06901 Attn: Denise Bushee T: 203 719-3167 F: 203 719-3390 Denise.bushee@ubs.com
UniCredit Bank AG, New York Branch	150 East 42nd Street New York, NY 10017 Attn: Stuart Hutton T: +44 207-826-1156 F: +44 207-826-1489 Stuart.hutton@unicreditgroup.eu	150 East 42nd Street New York, NY 10017 Attn: Stuart Hutton T: +44 207-826-1156 F: +44 207-826-1489 Stuart.hutton@unicreditgroup.eu
Union Bank, N.A.	1980 Saturn Street Monterey Park, CA 91754 Attn: Maria Suncin / Patrick Abo T: 323 720-2870 / 2666 F: 323 724-6198 #closynd@unionbank.com	1980 Saturn Street Monterey Park, CA 91754 Attn: Maria Suncin / Patrick Abo T: 323 720-2870 / 2666 F: 323 724-6198 #closynd@unionbank.com
Wells Fargo Bank, National Association	375 Park Avenue, 3rd Floor New York, NY 10152 Attn: Tanya Ivie T: 302 863-6102 F: 302 863-2729	375 Park Avenue, 3rd Floor New York, NY 10152 Attn: Tanya Ivie T: 302 863-6102 F: 302 863-2729
Westpac Banking Corporation	575 Fifth Avenue, 39th Floor New York, NY 10017 Attn: GMO Nightshift Operations T: +61 2 9806-4022 F: +44 207 621-7608 loansadmin@westpac.com.au	575 Fifth Avenue, 39th Floor New York, NY 10017 Attn: GMO Nightshift Operations T: +61 2 9806-4022 F: +44 207 621-7608 loansadmin@westpac.com.au

Omnicom: Three Year Credit Agreement

Schedule 2.01(b)

Existing Letters of Credit

None.

Omnicom: Three Year Credit Agreement

SCHEDULE 3.01(b)

DISCLOSED LITIGATION

None.

Omnicom: Three Year Credit Agreement

SCHEDULES 5.02(a) AND 5.02(d)

EXISTING LIENS AND EXISTING DEBT

SCHEDULES 5.02(a) AND 5.02(d)

EXISTING LIENS AND EXISTING DEBT

SECURED OBLIGATIONS

Subsidiary Borrower	Lender(s)	Each Lender	Total Debt
BBDO Puerto Rico	First Bank	4,196
	Reliable Financial Services	4,173

	Reliable Financial Services	27,711	36,080
BBDO Ireland	Bank of Ireland	38,167

	GE Commercial Finance	1,807	39,974

Pleon ECC Group	Markus Schindler Partner Holding GmbH	443,010	443,010
DDB South Africa	Alphera Finance	1,169

	Wesbank	4,031	5,200

Interbrand Malaysia	Naga DDB Sdn Bhd	77,735	77,735

TRO Group Ltd	Barclays	18,196	18,196
TBWA Germany	M. Rieger	119,944
	J. Dambacher	593,411
	T. Meichle	44,280

	A. Litschko	44,280	801,915

Total Subsidiary Debt		1,422,110	1,422,110

Obligations under
Capitalized Leases	Various		44,771,586

UNSECURED OBLIGATIONS

Omnicom Group Inc. has four zero coupon convertible bonds outstanding maturing in 2031, 2032, 2033 and 2038. The principal amounts outstanding for each of these bonds are $125,000, $252,772,000, $84,000 and $406,622,000, respectively. In addition, Omnicom group Inc. has three USD-denominated notes. The notes consist of a 5.90% note with a principal amount outstanding of $1,000,000,000 which matures in 2016, a 6.25% note with a principal amount outstanding of $500,000,000 which matures in 2019 and a 4.45% note with a principal amount outstanding of $1,000,000,000 which matures in 2020.

Omnicom: Three Year Credit Agreement

EXHIBIT A - FORM OF
PROMISSORY NOTE

U.S.$_______________	Dated: _______________, 20__

     FOR VALUE RECEIVED, the undersigned, [OMNICOM FINANCE INC., a Delaware corporation][OMNICOM CAPITAL INC., a Connecticut corporation][OMNICOM FINANCE PLC, a corporation organized under the laws of England and Wales], (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Amended and Restated Three Year Credit Agreement dated as of December 9, 2010 among the Borrowers referred to therein (including the undersigned), the Guarantor, the Lender and the other lenders parties thereto, the Initial Issuing Banks, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arrangers and book managers, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, HSBC Bank USA, National Association, Wells Fargo Bank, National Association and Banco Bilbao Vizcaya Argentaria S.A., New York Branch, as documentation agents, and Citibank, N.A. as Agent for the Lender and the other lenders parties thereto (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

     Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

     This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding, subject to Section 2.10(b) of the Credit Agreement, 103% of the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Exhibit A-1
Omnicom: Three Year Credit Agreement

[OMNICOM FINANCE INC.]
[OMNICOM CAPITAL INC.]
[OMNICOM FINANCE PLC]

By_______________________
Title:

Exhibit A-2
Omnicom: Three Year Credit Agreement

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A-3
Omnicom: Three Year Credit Agreement

EXHIBIT B - FORM OF NOTICE OF
BORROWING

Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
1615 Brett Road, Building #3
New Castle, Delaware 19720

     [Date]

     Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

     The undersigned, [Omnicom Finance Inc.][Omnicom Capital Inc.][Omnicom Finance plc], (the “Borrower”), refers to the Amended and Restated Three Year Credit Agreement, dated as of December 9, 2010 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrowers referred to therein (including the undersigned), the Guarantor, the Lenders parties thereto, the Initial Issuing Banks, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arrangers and book managers, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, HSBC Bank USA, National Association, Wells Fargo Bank, National Association and Banco Bilbao Vizcaya Argentaria S.A., New York Branch, as documentation agents, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

     (i) The Business Day of the Proposed Borrowing is _______________, 20__.

     (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

     (iii) The aggregate amount of the Proposed Borrowing is [$_______________][for a Borrowing in a Committed Currency, list currency and amount of Borrowing].

     [(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s]. [If nine or twelve months is selected, specify alternate Interest Period of one, two, three or six months.]

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

     (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof)) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

Exhibit B-1
Omnicom: Three Year Credit Agreement

     (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[OMNICOM FINANCE INC.]
[OMNICOM CAPITAL INC.]
[OMNICOM FINANCE PLC]

By_______________________
Title:

Exhibit B-2
Omnicom: Three Year Credit Agreement

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

     Reference is made to the Amended and Restated Three Year Credit Agreement dated as of December 9, 2010 (as amended or modified from time to time, the “Credit Agreement”) among Omnicom Finance Inc., Omnicom Capital Inc. and Omnicom Finance plc (the “Borrowers”), Omnicom Group Inc. (the “Guarantor”), the Lenders (as defined in the Credit Agreement), the Initial Issuing Banks (as defined in the Credit Agreement), Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arrangers and book managers, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, HSBC Bank USA, National Association, Wells Fargo Bank, National Association and Banco Bilbao Vizcaya Argentaria S.A., New York Branch, as documentation agents, and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

     The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under [the Credit Agreement as of the date hereof] [the Letter of Credit Facility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof] [such Assignor’s Unissued Letter of Credit Commitment]. After giving effect to such sale and assignment, the Assignee’s [Revolving Credit Commitment and the amount of the Advances], [Letter of Credit Commitment] owing to the Assignee will be as set forth on Schedule 1 hereto.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or U.K. Inland Revenue forms required under Section 2.14 of the Credit Agreement.

Exhibit C-1
Omnicom: Three Year Credit Agreement

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and Letter of Credit commissions with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Exhibit C-2
Omnicom: Three Year Credit Agreement

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	_____%
Assignee’s Revolving Credit Commitment:	$______
Aggregate outstanding principal amount of Advances assigned:	$______
Principal amount of Note payable to Assignee:	$______
Principal amount of Note payable to Assignor:	$______
[Assignee’s Letter of Credit Commitment:	$______]
Effective Date* : _______________, 20__

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Exhibit C-3
Omnicom: Three Year Credit Agreement

[NAME OF ASSIGNOR], as Assignor

By_______________________
Title:

Dated: _______________, 20__

[NAME OF ASSIGNEE], as Assignee

By_______________________
Title:

Dated: _______________, 20__

Domestic Lending Office:[2]
[Address]

Eurocurrency Lending Office:
[Address]

2 Include DTTP scheme number and jurisdiction of tax residence if DTTP scheme is to apply to an Advance made to a Borrower incorporated in the United Kingdom.

Exhibit C-4
Omnicom: Three Year Credit Agreement

Accepted [and Approved]** this
____ day of _______________, 20__

CITIBANK, N.A., as Agent

By______________________
Title:

[Approved this________ day
of _______________, 20__

OMNICOM GROUP INC.

By______________________]*
Title:

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

Exhibit C-5
Omnicom: Three Year Credit Agreement

EXHIBIT D-1 - FORM OF
OPINION OF NEW YORK COUNSEL
FOR THE LOAN PARTIES

              December 9, 2010

To each of the Lenders parties
to the Amended and Restated Three
Year Credit Agreement referred to below

Omnicom Finance Inc., Omnicom Capital Inc. and Omnicom Finance plc

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the Amended and Restated Three Year Credit Agreement, dated as of December 9, 2010 (the “Credit Agreement”), by and among Omnicom Finance Inc. (“OFI”), Omnicom Capital Inc. (“OCI”), and Omnicom Finance plc (“OFP”, and, collectively with OFI and OCI, the “Borrowers”), Omnicom Group Inc. (the “Guarantor”), the banks, financial institutions and other institutional lenders and initial issuing banks listed on the signature pages thereof, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and book managers, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, HSBC Bank USA, National Association, Wells Fargo Bank, National Association and Banco Bilbao Vizcaya Argentaria S.A., New York Branch, as documentation agents, and Citibank, N.A., as administrative agent (the “Agent”) for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

     We have acted as New York counsel for the Loan Parties in connection with the preparation, execution and delivery of the Credit Agreement.

     In connection with this opinion, we have examined originals or copies (including conformed copies) of the following documents:

     (1) The Credit Agreement.

     (2) The documents furnished by the Loan Parties pursuant to Article III of the Credit Agreement (together with the Credit Agreement, the “Credit Documents”).

     (3) The Certificate of Incorporation and all amendments thereto (the “Charter”) of each of OFI, OCI and the Guarantor (collectively, the “US Loan Parties”), as certified as of a recent date by a public official of the state of its incorporation.

     (4) The by-laws and all amendments thereto (the “By-laws”) of each US Loan Party, as certified to us by each US Loan Party.

     (5) A certificate of the Secretary of State of Delaware, dated __________, 2010, attesting to the continued corporate existence and good standing of OFI in that State as of the date thereof.

     (6) A certificate of the Secretary of State of Connecticut, dated __________, 2010, attesting to the continued corporate existence of OCI in that State as of the date thereof.

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Omnicom: Three Year Credit Agreement

     (7) A certificate of the Secretary of State of New York, dated __________, 2010 attesting to the continued corporate existence of the Guarantor in that State as of the date thereof.

     In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments and other documents, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     For the purposes hereof, we have assumed, with your permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; and (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents. As to questions of fact relevant to this opinion, we have assumed, without independent investigation or verification of any kind, the accuracy of the representations and warranties of the Loan Parties in the Credit Agreement and have relied upon certificates and oral or written statements and other information of public officials, and officers and representatives of the Loan Parties. For purposes of the opinion set forth in the paragraph numbered 1 below, we have relied solely upon copies of good standing certificates as certified by public officials as of the dates and in the jurisdictions listed on Annex I hereto.

     In rendering the opinions expressed below, we have assumed, with your permission and without any independent investigation or verification of any kind, that: (i) OFP has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified in each other jurisdiction in which the conduct of its business or the ownership of its property makes such qualification necessary; (ii) OFP has full power and authority to execute, deliver and perform the Credit Documents to which it is a party; (iii) the execution, delivery and performance of the Credit Documents by OFP have been duly authorized by all requisite corporate action on the part of OFP; (iv) the Credit Documents have been duly executed and delivered by OFP; and (v) the execution, delivery and performance of the Credit Documents by OFP do not and will not violate the Charter, By-laws or other organizational documents of OFP. We have further assumed, with your permission and without any independent investigation or verification of any kind, that the Credit Agreement constitutes the valid and legally binding obligation of each Person party thereto (other than the US Loan Parties and OFP), enforceable against such Person in accordance with its terms. Furthermore, in giving the opinions set forth in paragraphs numbered 4, 5 and 6 below, we express no opinion as to state securities or blue sky laws.

     Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that:

     1. Each US Loan Party (i) is a validly existing corporation under the laws of the jurisdiction of its incorporation listed on Annex I hereto and (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged. In addition, OFI is in good standing under the law of the jurisdiction of its incorporation listed on Annex I hereto.

     2. Each US Loan Party has the corporate power to execute, deliver and perform the terms and provisions of the Credit Agreement and the Notes to be delivered by it and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and the Notes to be delivered by it. Each US Loan Party has duly executed and delivered the Credit Agreement and the Notes delivered by it on the date hereof.

     3. The Credit Agreement constitutes the legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms. Each Note to be delivered by a Loan Party, assuming due execution and delivery thereof by such Loan Party, will constitute the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

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Omnicom: Three Year Credit Agreement

     4. Neither the execution and delivery, nor the performance, by any US Loan Party of the Credit Agreement or the Notes to be delivered by it, nor compliance by such US Loan Party with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) of the United States of America or the State of New York applicable to such US Loan Party or (ii) will violate any provision of the Charter or By-Laws of such US Loan Party.

     5. Neither the execution and delivery, nor the performance, by OFP of the Credit Agreement or the Notes to be delivered by it, nor compliance by it with the terms and provisions thereof, will contravene any provision of any law, statute, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) of the United States of America or the State of New York applicable to OFP.

     6. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the date hereof), or exemption by, any governmental or public body or authority of the United States of America, or the State of New York, applicable to any Loan Party is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Loan Party of the Credit Agreement and the Notes to be delivered by it or (ii) the enforceability of the Credit Agreement and the Notes to be delivered by it in accordance with their terms against such Loan Party.

     7. The choice of New York law as the governing law of the Credit Agreement and the Notes is, under the laws of the State of New York, a valid choice of law.

     8. The consent by each Loan Party in Section 9.12 of the Credit Agreement to the jurisdiction of courts sitting in the State of New York is a valid consent to the jurisdiction of such courts.

     Our opinions are subject to the qualifications that:

     A. The enforceability of the Credit Agreement and the Notes is subject to and may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting the rights of creditors generally (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights), and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing. Accordingly, no opinion is given herein as to (i) the availability of the right to accelerate any obligation and certain remedies provided for in the Credit Agreement in the event of a nonmaterial default, or (ii) the enforceability of any provision of the Credit Agreement relating to cumulation of remedies or waiving the remedy of specific performance, or the waiver of debtors’ rights.

     B. We express no opinion as to the enforceability of any contractual provision in the Credit Agreement as to waiver of any procedural right, including, without limitation, (i) the first sentence of Section 9.12(a) of the Credit Agreement insofar as such sentence relates to the subject matter jurisdiction of a federal court of the United States of America sitting in New York City to adjudicate any controversy related to any of the Credit Documents, and (ii) the waiver of inconvenient forum set forth in Section 9.12(b) of the Credit Agreement with respect to proceedings in a federal court of the United States of America sitting in New York City.

     C. We express no opinion as to the enforceability of any contractual provision in the Credit Documents relating to indemnification, including, without limitation, with respect to the enforceability of Section 9.04 of the Credit Agreement, to the extent that these may be limited (i) in the case of litigation against any Loan Party which is decided adversely to the person claiming indemnification or in a case involving a claim of indemnification for attorneys’ fees, (ii) by laws rendering unenforceable indemnification contrary to federal or state securities laws and the public policy underlying such laws, or (iii) by laws limiting the enforceability of provisions exculpating or exempting a party, or requiring

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Omnicom: Three Year Credit Agreement

indemnification of a party, for liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

     D. Furthermore, no opinion is given herein as to:

     (i) Section 7.02 of the Credit Agreement, to the extent that it relates to action contemplated by Section 7.02(b) of the Credit Agreement taken without the Guarantor’s consent, which may not be enforceable to the extent that the Guaranteed Obligations are materially altered; or

     (ii) the enforceability of the provisions of Section 9.11 of the Credit Agreement (A) to the extent that a judgment not in (1) Dollars is obtained in respect of the Credit Agreement in a jurisdiction other than the United States of America or (2) Committed Currencies is obtained in respect of the Credit Agreement in a jurisdiction other than a member-state of the European Union and the respective Loan Party pays such judgment or (B) insofar as those provisions contemplate an alternative or additional cause of action for a claim that may have merged with claims covered by an earlier judgment; or

     (iii) Section 7.02(h) of the Credit Agreement, to the extent it relates to any waiver of an applicable statute of limitations; or

     (iv) the enforceability of the right of setoff provided for in Section 9.05 of the Credit Agreement (A) in respect of an interest under the Credit Agreement purchased by a Lender pursuant to Section 2.15 or 9.07 of the Credit Agreement, to the extent the relevant purchase does not give rise to a direct obligation of any Borrower to such Lender, or (B) insofar as that right relates to setoff of unmatured obligations under the Credit Agreement or of obligations owed to any Loan Party by an Affiliate of a Lender or by an Affiliate of the Agent; or

     (v) the enforceability of Section 2.06 or 9.14 of the Credit Agreement to the extent that it constitutes a general disclaimer of the obligations or liabilities of an Issuing Bank.

     We are members of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than those of the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinions set forth in paragraph numbers 1, 2 and 4(ii) above, as they apply to OCI, are based on our review of the Connecticut Business Corporation Act as reported by 33 Conn. Gen. Stat. Ann. § 33-600 et seq. to be in effect on the date of this opinion letter.

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Omnicom: Three Year Credit Agreement

     This opinion is rendered solely to you by us as New York counsel for the Loan Parties in connection with the transactions contemplated by the Credit Agreement and the Notes. Each Lender (and its successors and permitted assigns) may rely upon this opinion in connection with those transactions. This opinion may not be relied upon in any other manner or for any other purpose, or furnished or relied upon by any other person, without our prior written consent. The information set forth herein is as of the date of this letter, and we disclaim any undertaking to advise you of changes which thereafter may be brought to our attention.

                                                    Very truly yours,

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Omnicom: Three Year Credit Agreement

ANNEX I

Name and Jurisdiction of Incorporation	Type and Date of Certificate in Jurisdiction of Incorporation
Omnicom Finance Inc. (Delaware)	Good Standing – __________, 2010
Omnicom Capital Inc. (Connecticut)	Legal Existence – __________, 2010
Omnicom Group Inc. (New York)	Subsisting – __________, 2010

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Omnicom: Three Year Credit Agreement

EXHIBIT D-2 - FORM OF
OPINION OF ENGLISH
COUNSEL FOR OFP

To each of the Lenders parties to the Credit Agreement
referred to below and to Citibank, N.A. as Agent

Our Ref          FJA/539576

    December 2010

Dear Sirs

Omnicom Finance plc

1

Introduction

We have acted as special English lawyers for Omnicom Finance plc, a company incorporated and existing under the laws of England and Wales (“OFP”), in connection with its authorisation of the execution and delivery of the following documents (together, the “Credit Documents”):

1.1

the Amended and Restated Three Year Credit Agreement dated as of December 9, 2010 made among Omnicom Finance Inc., Omnicom Capital Inc. and OFP (collectively, the “Borrowers”), Omnicom Group Inc. as Guarantor, the Initial Lenders named therein, the Initial Issuing Banks as named therein, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arrangers and book managers, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, HSBC Bank USA, National Association, Wells Fargo Bank, National Association and Banco Bilbao Vizcaya Argentaria S.A., New York Branch, as documentation agents, and Citibank, N.A. as Administrative Agent for the Lenders (the “Credit Agreement”); and

1.2

the Notes of OFP, if any, to be delivered pursuant to Section 2.16(a) of the Credit Agreement.

We have been asked by OFP to give you this opinion for the purposes of Section 3.01(h)(iv) of the Credit Agreement and we have taken instructions in this regard solely from OFP. You should be aware that our sole involvement with this transaction has been in giving this opinion and we have not been involved in the negotiation of the Credit Documents or in any other aspect of the transaction.

Terms defined in the Credit Agreement have the same meanings when used in this opinion.

2

English law opinion

This opinion is limited to English law as applied by the English courts as at the date of this letter and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England.

Exhibit D-2-1
Omnicom: Three Year Credit Agreement

The opinions given in this letter are strictly limited to the matters stated in paragraph 6 (Opinion) and do not extend to any other matters or any matters of fact.

3	Documents examined For the purpose of this opinion we have examined the following documents:

3.1

a copy of the Credit Agreement (including the Exhibits thereto) bearing a signature on behalf of OFP which is stated therein to be that of one of the persons identified in the certificate referred to at paragraph 3.2 below as a Director of OFP;

3.2	a copy of the certificate given by OFP pursuant to Section 3.01 (h) (ii) and (iii) of the Credit Agreement and having attached thereto, inter alia:

3.2.1	copies of the certificate of incorporation and Memorandum and Articles of Association of OFP, each certified as true, complete and up-to-date as at the date hereof by a Director of OFP; and

3.2.2

certified extracts from the minutes of a meeting of the Board of Directors of OFP held on [__________], the resolutions set out in such extracts having been certified as true, complete and still in force as at the date hereof by a Director of OFP; and

3.3	a further certificate addressed to us from a director of OFP, a copy of which is attached hereto (the “Certificate”).

4	Enquiries made For the purpose of giving this opinion, we have:

4.1	made an oral enquiry by telephone of the Central Registry of Winding Up Petitions in respect of OFP on [__________]; and

4.2

arranged for a review of the copy documents relating to OFP available from the Companies House website on [__________].

Except for the documents listed in paragraph 3 above and the matters referred to in this paragraph 4, we have not examined any contracts or other documents entered into by or affecting any party to the Credit Documents nor any corporate records of OFP and we have not made any other enquiries or searches concerning OFP.

5	Assumptions In examining the documents referred to in paragraph 3 above, in making the enquiries referred to in paragraph 4 above and in giving this opinion we have assumed without further enquiry:

5.1	the genuineness of all signatures and seals on documents, the conformity to the originals of all documents supplied to us as copies and the authenticity of the originals of such documents;

5.2	any Notes which are executed by OFP will be in the form set out in Exhibit A to the Credit Agreement;

5.3	that the information disclosed by our oral enquiry at the Central Registry of Winding-up Petitions was then accurate and that such enquiry did not fail to disclose any matters which it should have

Exhibit D-2-2
Omnicom: Three Year Credit Agreement

disclosed and which are relevant for the purposes of this opinion and since the time of such enquiry there has been no alteration in the status or condition of OFP as represented by the Clerk at the Registry;

5.4

that the file of records available for public inspection from the website of Companies House concerning OFP was complete, accurate and up-to-date at the time of the review referred to in paragraph 4.2 above and that there has been no alteration in the status or condition of OFP as represented thereby;

5.5

that OFP has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by a court for the winding-up or dissolution of OFP or the appointment of an administrator of OFP and that no receiver, administrative receiver, or administrator has been appointed in respect of OFP or any of its assets which in any such case has not been revealed by the enquiries referred to in paragraph 4 above;

5.6

that OFP (i) is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time of its entry into the Credit Documents, and/or (ii) will not as a consequence thereof be unable to pay its debts within the meaning of that section;

5.7

(in relation to paragraph 6.7 only, if relevant) that each of the parties to the Credit Documents (other than OFP) is in existence and has full corporate capacity, right, power and authority to enter into and to exercise its rights and perform its obligations under the Credit Documents;

5.8

(in relation to paragraph 6.7 only, if relevant) that under the laws of the State of New York, USA, each of the Credit Documents constitutes valid, legally binding and enforceable obligations of the parties thereto, including OFP;

5.9

that none of the parties to the Credit Documents (i) is subject to a court injunction or order which affects its performance of its obligations under the Credit Documents, or (ii) has entered into any of the Credit Documents under duress, undue influence or as a mistake in connection with money laundering or any other unlawful activity;

5.10

each of the parties to the Credit Documents (other than OFP) is dealing with OFP in good faith and has no knowledge of any irregularity in the corporate procedure followed by OFP or its directors (including, without limitation, any exceeding of the powers of, or any limitation imposed on, OFP or its directors or any breach by such directors of their fiduciary duties);

5.11

each of the Credit Documents has been entered into for the bona fide commercial reasons of OFP and on arm’s length terms by each of the parties thereto; and the directors of OFP have acted in good faith in the interests of OFP in respect of the Credit Documents.

5.12

that any copies certified and all documents dated earlier than the date of this letter on which we have expressed reliance remain accurate, complete and in full force and effect at the date of this letter;

5.13

that there are no provisions of the laws of any applicable jurisdiction outside England which would be contravened by the execution and delivery of the Credit Documents and that, insofar as any obligation under the Credit Documents is to be performed in any jurisdiction outside England, its performance will not be illegal or contrary to public policy by virtue of the laws of that jurisdiction;

5.14 5.15

the accuracy of the statements contained in the Certificate;

(as regards our opinions in paragraphs 6.5 and 6.6 below) that all Advances made to OFP pursuant to the Credit Agreement will be made by persons who are (i) authorised persons (within the

Exhibit D-2-3
Omnicom: Three Year Credit Agreement

meaning of the Financial Services and Markets Act 2000) who have permission to accept deposits or to effect or carry out contracts of insurance, or (ii) acting in the course of carrying on a business consisting wholly or to a significant extent of lending money, or (iii) otherwise described in paragraph 6(1) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001; and

5.16

as regards execution of any Notes, our opinion in paragraph 6.4 below assumes that there will not have been, after the date of the Certificate and prior to the time of such execution, any revocation of the resolutions set out in the Minutes referred to in paragraph 3.2.2 above or any amendment to such resolutions or to the Memorandum or Articles of Association of OFP which in either case is material to that opinion.

6	Opinion Based upon and subject to the foregoing, and subject to the qualifications and reservations mentioned below and to any matters not disclosed to us, we are of the following opinion.

6.1

OFP (i) is duly incorporated and validly existing as a public limited company under the laws of England and Wales; (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged (as such property, assets and business are described in the Certificate); and (iii) is not required to be qualified as a “foreign corporation” in order to do business within England and Wales.

6.2

The enquiry and review referred to in paragraph 4 above did not reveal any appointment of, or resolution or petition to appoint, a liquidator, administrator or administrative receiver of OFP, or that OFP is delinquent in filing its statutory annual directors’ report and accounts, or any notification by the Registrar of Companies of intention to strike OFP’s name off the Register of Companies.

6.3

OFP has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is expressed to be a party and to borrow under the Credit Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance by it of each of such Credit Documents and borrowing by it under the Credit Agreement.

6.4	OFP has validly executed the Credit Agreement. When the Notes are signed by one of the Directors of OFP, such Notes will have been validly executed by OFP.

6.5

The execution, delivery and performance by OFP of the Credit Documents to which it is expressed to be a party, the compliance by it with the terms and provisions thereof and the borrowing by it under the Credit Agreement will not (i) contravene any provision of any law, statute, rule or regulation of England and Wales or (ii) violate any provision of the memorandum and articles of association of OFP as currently in force.

6.6

Under English law, no order, consent, approval, licence, authorisation or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority of or in England and Wales (except such as have been obtained or made prior to the date hereof) is required to authorise, or is required in connection with, (i) the execution, delivery and performance by OFP of any Credit Document to which OFP is expressed to be a party, (ii) the borrowing by OFP under the Credit Agreement or (iii) the enforceability of any such Credit Document against OFP.

6.7	The English courts would recognize and give effect to the choice of the laws of the State of New York, USA, as the governing law of the Credit Documents.

Exhibit D-2-4
Omnicom: Three Year Credit Agreement

6.8	The submission to the jurisdiction of the courts of the State of New York, USA, by OFP in the Credit Documents is within the corporate powers of OFP and does not contravene any law of England.

6.9

A judgment rendered by a court in the United States has no direct operation in England but may be enforceable by a claim or counterclaim or be recognised by the English courts as a defence to a claim or as conclusive of an issue in an action. For a judgment rendered by a court in the United States to be enforced by the English courts it would be necessary to prove to the satisfaction of the English court that:-

	(i)	the United States court had jurisdiction; and

	(ii)	the judgment is final and conclusive on the merits; and

	(iii)	the judgment is for a debt or a fixed sum (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty).

For a defendant to such a claim to have a good defence to a claim or counterclaim to enforce such a judgment, it would be necessary for him to prove that:-

	(1)	the judgment was obtained by fraud; or

	(2)	the judgment is contrary to English public policy; or

	(3)	the judgment involves the enforcement of foreign public, penal or revenue laws; or

	(4)	enforcement would be contrary to section 5 of the Protection of Trading Interests Act 1980 (which prohibits the enforcement of (a) judgments for multiple damages; (b) judgments based on a provision or rule of law specified by the Secretary of State as being concerned with the prohibition or regulation of anti-competitive arrangements or with the promotion of competition; and (c) a judgment on a claim for a contribution in respect of damages awarded under (a) or (b)); or

	(5)	the judgment was obtained in a manner opposed to the rules of natural justice; or

	(6)	the judgment involves a matter previously determined by an English court; or

	(7)	Recognition of the judgment is denied under section 32 of the Civil Judgment and Jurisdiction Act 1982. Under section 32 a judgment in a United States action shall not be recognised by the English Courts if:

(a) the United States action is brought in breach of a valid agreement under which the dispute in question was to be settled otherwise than by proceedings in the United States; and

(b) the United States action was not brought by or with the agreement of, the person against whom the judgment was given; and

(c) that person did not counterclaim in the United States action or otherwise submit to the jurisdiction of the United States court;

Except that section 32 does not apply where the agreement under which the dispute in question was to be settled is illegal, void, unenforceable or incapable of being performed for reasons not attributable to the fault of the party bringing the action.

Exhibit D-2-5
Omnicom: Three Year Credit Agreement

The question of whether enforcement of a judgment is contrary to English public policy (see (2) above) depends on the circumstances of the transaction as a whole and the subsequent conduct of the litigation in the United States and English proceedings. Solely on the basis of our examination of the documents referred to in paragraphs 3.1 to 3.3 (inclusive) above, we are not aware of any reason why enforcement of a judgment to pay a sum of money due under the Credit Agreement would be contrary to English public policy as at the date of this letter.

7	Qualifications and reservations Our opinion is subject to the following qualifications and reservations.

7.1

The opinions in this letter are subject to all laws relating to winding-up, administration, bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting creditors’ rights generally.

7.2	We express no opinion on the effectiveness or enforceability of any of the provisions of the Credit Documents, since the Credit Documents are governed by New York law.

7.3

The obligations of OFP under the Credit Documents will be subject to any laws from time to time in effect relating to insolvency, administration, bankruptcy, liquidation, reorganisation, moratorium or similar laws affecting creditors’ rights generally and we express no opinion on such laws.

7.4

The enquiry at the Central Registry of Winding-up Petitions referred to in paragraph 4.1 above relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

7.5

The search of the Companies House website referred to in paragraph 4.2 above is not conclusively capable of revealing whether or not certain events have occurred, including the commencement of winding up or the making of an administration order or the appointment of a receiver, administrative receiver, administrator or liquidator, as notice of these matters may not be filed with Companies House immediately and, when filed, may not be available from such website immediately.

7.6

The choice of a particular law to govern an agreement or document would not be recognised or upheld by the English Courts if the choice of law was not bona fide and legal or if there were reasons for avoiding the choice of law on the grounds of public policy. The choice of a particular law would not be upheld, for example, if it was made with the intention of evading the law of the jurisdiction with which the contract had its most substantial connection and which, in the absence of the chosen law, would have invalidated the contract or been inconsistent with it. We have not made any investigation into the bona fides of the parties to the Credit Documents; however we are not aware of any reason for an English Court to find that the choice of New York law to govern the Credit Documents is not bona fide or not legal, nor are we aware of any English public policy that would be violated by the enforcement of the Credit Documents in accordance with their respective terms.

7.7

We have not considered the particular circumstances of any party to the Credit Documents (save OFP to the extent expressly stated herein) or the effect of such particular circumstances on the Credit Documents or the transactions contemplated thereby.

Exhibit D-2-6
Omnicom: Three Year Credit Agreement

7.8

English courts can, in their discretion, give judgments in a currency other than sterling if they consider that it is the currency which most fairly expresses the plaintiff’s loss but the judgment may require to be converted into sterling for enforcement purposes.

7.9

If OFP is required to deposit cash collateral into the L/C Cash Deposit Account in accordance with Section 6.02 of the Credit Agreement, then it may be necessary or advisable to arrange for a registration to be made at Companies House to note the security interest in such funds.

7.10	Any undertaking or indemnity to assume liability for non-payment or insufficiency of United Kingdom stamp duty on any instrument is void under section 117 of the Stamp Act 1891.

7.11

An English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court; in particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and neither remedy is ordinarily available where damages are considered by the court to be an adequate alternative remedy.

7.12

An English court has power to stay an action where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action, in other words in which the case can be tried more suitably for the interests of all the parties and the ends of justice, or where staying the action is not inconsistent with the EU Council Regulation no 44/2001 on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters as applied by virtue of the Civil Jurisdiction and Judgments Order 2001.

Exhibit D-2-7
Omnicom: Three Year Credit Agreement

8

Reliance

This opinion may be relied on solely by the addressees and may not be regarded as addressed to or capable of being relied on by any other person (save the addressees’ successors and assigns) without our prior written consent. It is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Credit Documents.

Yours faithfully

Macfarlanes LLP

Exhibit D-2-8
Omnicom: Three Year Credit Agreement